Exhibit 5.1

April 19, 2012

Mack-Cali Realty Corporation

Mack-Cali Realty, L.P.

343 Thornall Street

Edison, NJ 08837

Ladies and Gentlemen:

We are acting as counsel to Mack-Cali Realty Corporation, a Maryland corporation (the “Company”) and Mack-Cali Realty, L.P., a Delaware limited partnership (the “Operating Partnership”) in connection with the issuance and sale by the Operating Partnership of $300,000,000 aggregate principal amount of its 4.500% Notes due 2022 (the “Notes”), including the preparation and review of:

(a)                                  The joint Registration Statement on Form S-3, File No. 333-173749-01 (the “Registration Statement”), of the Company and the Operating Partnership, and the Prospectus constituting a part thereof, dated April 27, 2011, relating to the issuance from time to time of debt securities of the Operating Partnership pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(b)                                 The Prospectus Supplement, dated April 10, 2012, to the above-mentioned Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Securities Act (the “Prospectus Supplement”);

(c)                                  The Indenture, dated as of March 16, 1999, by and between the Operating Partnership, as issuer, the Company, as guarantor, and Wilmington Trust Company, as trustee (the “Trustee”);

(d)                                 The form of the Fifteenth Supplemental Indenture with respect to the Notes to be entered into between the Operating Partnership and the Trustee (the “Supplemental Indenture”), including the form of Notes attached thereto; and

(e)                                  The Underwriting Agreement dated as of April 10, 2012, among the Company and the Operating Partnership and Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Underwriting Agreement”)

In our capacity as your counsel in connection with the Registration Statement and the issuance and sale of the Notes, we are familiar with the proceedings taken and proposed to be taken by the Operating Partnership in connection with the authorization, issuance and sale of the Notes and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including examination of originals or copies of originals, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.  Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact material to the opinions set forth herein and with respect to such factual matters we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal competence of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Except as otherwise set forth herein, the opinions set forth below are limited to the laws of the states of Delaware, New York and the laws of the United States of America, and we express no opinion with respect to state securities laws or regulations.

Based upon and subject to the foregoing, it is our opinion that:

1.                                       The Supplemental Indenture, when duly executed and delivered by the parties thereto, will represent a legal, valid and binding obligation of the Operating Partnership enforceable against the Operating Partnership in accordance with its terms, except to the extent that (x) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (y) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.                                       When issued, authenticated and delivered pursuant to the Supplemental Indenture and the Underwriting Agreement, the Notes will represent legal, valid and binding obligations of the Operating Partnership enforceable against it in accordance with their terms, except to the extent that (x) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (y) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is provided for use solely in connection with the authorization, issuance and sale of the Notes and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.  The only opinions rendered by us consist of those matters set forth in those paragraphs numbered (1) and (2) above, and no opinion may be implied or inferred beyond the opinion expressly stated.  Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the prospectus constituting a part thereof, the Prospectus Supplement and any amendments thereto.

Very truly yours,

/s/ SEYFARTH SHAW LLP